EXHIBIT 99.C6



                                  Exhibit 6

          Opinion and consent of Alan Yaeger as to actuarial matters
                Pertaining to the securities being registered

                                WRL LETTERHEAD

November 27, 1998


Western Reserve Life Assurance Co. of Ohio
570 Carillon Parkway
St. Petersburg, Florida 33716

     RE:  REGISTRATION NO. 333-62397

Gentlemen:

     This opinion is furnished in connection with the Pre-Effective Amendment No. 1 registration by Western Reserve Life Assurance Co. of Ohio of flexible premium variable life insurance policies ("Policies") under the Securities Act of 1933. The Prospectus included in the Registration Statement on Form S-6 describes the Policies. The forms of Policies were prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.

     In my opinion, the illustrations of death benefits, cash values and net surrender values included in the sections entitled "Death Benefit, Cash Value and Net Surrender Value Illustrations" and "Illustration of Benefits" (Appendix
A) of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies.

     I hereby consent to use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

Very truly yours,



/s/ Alan Yaeger
-------------------------
Alan Yaeger
Executive Vice President,
Actuary and Chief Financial Officer